Exhibit 23

KPMG LLP Letterhead)

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
DNB Financial Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-121145) on Form S-8 of DNB Financial Corporation of our report dated March 7, 2005, with respect to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of DNB Financial Corporation.



March 10, 2005
Philadelphia, Pennsylvania